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                                                                   Exhibit 16.1



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 10, 2002

Dear Sir or Madam:

We have read the first five paragraphs of Item 4 included in the Form 8-K dated May 10, 2002 of Kaydon Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP